UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2011

WINNER MEDICAL GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-34484	33-0215298
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Winner Industrial Park, Bulong Road
Longhua, Shenzhen City, 518109
The People’s Republic of China
(Address of principal executive offices, including zip code)

(86) 755 2813-8888
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2011, Mr. Horngjon “Tony” Shieh sent notice to the board of directors (the “Board”) of Winner Medical Group Inc. (“Company”) of his resignation for personal reasons as an independent director of the Company and as a member of the audit and governance and nominating committees of the Board and as chairman of the executive compensation committee of the Board, effective immediately. The Board accepted his resignation on May 20, 2011.

On May 20, 2011, the Board appointed Mr. Xuedong “Rocky” Wu as a director and member of the Board to replace Mr. Shieh, effective June 1, 2011. Mr. Wu has been appointed by the Board to serve as a member of the audit and the governance and nominating committees of the Board, and as chairman of the executive compensation committee of the Board. The Board has determined that Mr. Wu is an independent director under the rules of the Securities and Exchange Commission and the Nasdaq Stock Market. There have been no related party transactions between the Company and Mr. Wu since the beginning of the Company's last fiscal year, nor is there any currently proposed transaction, which involves an amount over US$120,000 and in which Mr. Wu had or will have a direct or indirect material interest. The Company and Mr. Wu entered into an Independent Director’s Contract, dated May 20, 2011, under which, among other things:

•	Mr. Wu shall receive a base fee of US$50,000 in cash per year payable quarterly in four equal amounts; and

•	The Company shall indemnify Mr. Wu in accordance with the terms of an indemnification agreement entered into between the Company and Mr. Wu on May 20, 2011.

A press release regarding this change in directors is attached as Exhibit 99.1 to this report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release of Winner Medical Group Inc. dated May 26, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Winner Medical Group Inc.

Date: May 26, 2011	By:	/s/ Jianquan Li
Jianquan Li
President and Chief Executive Officer

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